PACIFIC LIFE FUND - PL Mid-Cap Equity Fund

Report Pursuant to Rule 10f-3

Quarter Ended September 30, 2009


Securities Purchased

(1) Name of Issuer
A123 Systems Inc.

(2) Description of Security
(name, coupon, maturity, subordination, common stock, etc.)
A123 Systems,
Ticker: AONE,
Common Stock

(3) Date of Purchase
09/23/2009

(4) Date of Offering
09/23/2009

(5) Unit Price
13.50

(6) Principal Amount of Total Offering
27,500,000 shares /
$380,436,764

(7) Underwriting Spread  $ (equity) or % (fixed-income)
$0.945

(8) Names of Syndicate Members
Morgan Stanley,
Goldman, Sachs &
Co, BofA Merrill
Lynch, Deutsche
Bank Securities,
Lazard Capital
Markets, Pacific
Crest Securities

(9) Dollar Amount of Purchase by the Portfolio
$4,050

(10) % of Offering Purchased by Portfolio
0.001%

(11) % of Offering Purchased by Associated Accounts
0.363%

(12) % of Portfolio Assets Applied to Purchase
0.0047%

(13) Name(s) of Syndicate Members (s) from whom Purchased
Morgan Stanley


(14) Name of Affiliated Underwriter
Lazard Capital Markets